EXHIBIT 10.14

[LOGO] nordia

                               SERVICES AGREEMENT

BETWEEN: NORDIA INC., a corporation incorporated under the laws of Canada, having a place of business at 3100 Cote-Vertu Blvd., St-Laurent (Quebec) H4R 2J8;

                                                              (the "Contractor")

AND: GOAMERICA COMMUNICATIONS CORP., a corporation incorporated under the laws of the state of Delaware, having a place of business at 433 Hackensack Avenue, Hackensack, New Jersey, USA 07601

                                                                 (the "Company")

WHEREAS Company and Contractor desire to enter into this Services Agreement (this "Agreement") pursuant to which Contractor shall provide the Services described herein to Company, the whole pursuant to the terms and conditions of this Agreement.

THE PARTIES AGREE AS FOLLOWS:

      1.1 Services. Contractor shall provide Company with Services as defined in Exhibit A. The Services shall be performed in accordance and subject to the terms herein.

      1.2 Authority. Contractor shall have the sole obligation, supervision and direction of providing the Services in accordance with this Agreement and shall be responsible for the manner in which the Services are provided.

      1.3 Cooperation. The parties agree to cooperate with each other with respect to the terms of the Agreement and the Services, the Company agreeing without limitation to provide any reasonable information required by the Contractor to

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            provide the Services,  the Contractor agreeing without limitation to consider any reasonable requests by the Company as to any of its employees or representatives, used in providing the Services.

2.    TERM

      2.1 Term. The term of this Agreement shall commence as of January 1, 2005 (the "Initiation Date") and, unless earlier terminated or extended in accordance with the provisions hereof, shall continue in effect for a period of twelve (12) months from that date (the "Initial Term").

      2.2 Renewal. Company shall have an option to renew this Agreement for a further period of twelve (12) months (each a "Successive Term"), provided notice is given to Contractor no later than ninety (90) days prior to the expiration of the Initial Term or any Successive Term. Consideration is to be renegotiated thirty (30) days prior to the expiration of the Initial Term (the "Renegotiation Period").

3. CONSIDERATION. In consideration of the Services rendered hereunder by Contractor, Contractor shall be compensated with the Consideration as defined and according to the terms outlined in Exhibit B hereto, plus all applicable goods and services taxes.

4.    DEFAULT AND CURE.

      4.1 Instances of Default. Company or Contractor will be considered in default (each instances a "Default") of this Agreement if at any time during the Term of this Agreement, the defaulting party:

            4.1.1 fails to make any payment of any  material sum of money herein specified to be made, which breach is not remedied within five
                  (5) business days of receipt of written notice from the non-breaching party, or

            4.1.2 fails to correct the breach of any other  material  obligation pursuant to this Agreement within five (5) business days of receipt of written notice from the non-breaching party, whether such breach is expressly contained herein or otherwise; provided that if such breach is not reasonably capable of being remedied by the defaulting party within such period then, provided the defaulting party has commenced to remedy such breach within such period and diligently pursued such remedy thereof, then it may benefit from any such longer period as the


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                  non-breaching party shall extend,  acting reasonably,  for the correction thereof;

            4.1.3 applies for or consents to the  appointment  of, or the taking or possession by a receiver, custodian, trustee or liquidator of it or of all or a substantial portion of its property, whether or not pursuant to the laws of bankruptcy or insolvency of any applicable jurisdiction;

            4.1.4 makes a general assignment for the benefit of creditors or any similar assignment; or

            4.1.5 commences  a  voluntary   assignment  or  has  an  involuntary
                  assignment or petition commenced against it under any applicable legislation or statutory relief whether pursuant to such laws.

      4.2 Default for Non-Compliance. Contractor will be considered in Default of this Agreement if Contractor fails to maintain Compliance as defined in Exhibit A, Section 1.

5.    TERMINATION

      5.1 Termination by Notice. Notwithstanding the terms of Section 2 herein, Company shall have the right to terminate this Agreement at any time subject to a prior thirty (30) days notice being sent to and received by Contractor (the "Prior Notice").

      5.2 Termination by Default. In the event of Default and failure to cure as provided in Section 4, the non-defaulting party shall have the right to terminate this Agreement upon notice. Any non-cured termination under Section 4 shall be effective on the date in the notice of Default.

      5.3 Wind Down. In the event of any termination of this Agreement, Contractor agrees to continue to provide Services to Company for a reasonable period of up to ninety (90) days following termination to accommodate Company's transition of minutes originating at its Portal to an alternate vendor. Contractor further agrees to take reasonable steps to ensure such transition minimally impacts any Relay Users who use Company's Portal(s) in connection with the Services. If termination is due to Company's Default with respect to payments due to Contractor hereunder, Contractor's obligations under this Section 5.3 shall be subject to Company paying all outstanding undisputed amounts (net of any undisputed payments owed by Contractor to Company) and pre-paying Contractor on a month-to-month basis, based on an average of undisputed amounts due for the three
            (3) months preceding termination


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      5.4   Payment.  In the  event  of any  termination  of this  Agreement  in
            accordance   with  the  terms   hereof,   Contractor   shall  retain
            Consideration for Services rendered prior to the effective date of termination, and Contractor shall remit to Company any Company Consideration earned prior to the effective date of termination.

      5.5 Remedies Not Exhaustive. Termination of this Agreement by a party shall not deprive such party of any of its rights, remedies or actions against the other party at law or in equity.

      5.6 Return of Confidential Information. Within five (5) days of termination of this Agreement, each party will return to the other all confidential information of the other party disclosed for the purposes of or pursuant to this Agreement.

6.    CONFIDENTIAL INFORMATION

      6.1 Non-Disclosure. As more specifically provided in that certain Non-Disclosure Agreement executed by the parties on or about August 12, 2004 (the Non-Disclosure Agreement), each party agrees to preserve in confidence and secrecy all confidential information of the other party and will not use same for its own purposes except for the sole purpose of fulfilling its obligations under this Agreement and will not reveal the content or existence of such confidential information to persons not authorized in writing by such other party to receive the same and will take all reasonable security precautions necessary to prevent unauthorized parties from obtaining such confidential information. The recipient of the confidential information agrees to use the same care and discretion to avoid disclosure, publication or dissemination of confidential information as it uses with its own similar information that it does not wish to disclose, publish or disseminate, and in any event, shall exercise a reasonable degree of care with respect to confidential information provided by the other party. Contractor shall exclusively use confidential information for the purposes of providing the Services as provided for under this Agreement and Company and its affiliates shall exclusively use confidential information for the purposes of receiving the Services as provided for under this Agreement.

      6.2   Agreement.   This   Agreement   shall  be  considered   confidential
            information for the purposes of this Section 6, except that this Agreement can be disclosed i) to each party's bankers, directors, officers, accountants, lawyers, financial analysts and other advisors and consultants, subject to the confidentiality obligations of this Agreement; ii) in confidence to a relevant regulatory agency pursuant to an order or directive to such effect; and iii) for the purpose of the Contractor's marketing and proposal efforts with respect to other business opportunities, but limited only to describing very generally the


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                  nature of the  Services  provided and identity of the Company, subject to Company's prior written approval with respect to each written or electronically transmitted or posted version of such information.

      6.3 Return of Confidential Information. The receiving party agrees to promptly return to the disclosing party, upon its request, or certify as destroyed all confidential information of the disclosing party in whatever form, including all electronic and magnetic copies and notes thereof, regardless of whether such confidential information was made or compiled by the receiving party or furnished by the disclosing party.

7. INTELLECTUAL PROPERTY. Except as otherwise provided herein, neither party shall be deemed to have granted to the other party, expressly or implicitly, any other license or right under any trademark, patent, copyright or other intellectual property right owned or controlled by the other party. It is also further acknowledged that any intellectual property developed by either party with respect to this agreement and the services provided shall be the sole and exclusive property of the party that developed the intellectual property.

8. PUBLICITY. Company and Contractor may publicize aspects of the relationship established by this Agreement and/or each party's role in the delivery of the Services. The parties agree to discuss said publicity in advance and provide appropriate assistance, including an executive quote and/or company background for a news release. Inclusion of the quote and/or background in any news release is subject to approval of the non-issuing party.

9. USE OF CONTRACTOR BRAND. Subject to Contractor's prior written approval, not to be unreasonably withheld, conditioned or delayed, Company shall have the right but not the obligation to use the phrase "powered by Nordia", including their name/logo, in connection with Company's offerings related to the Services.

10. ASSIGNMENT / SUBCONTRACTING. Neither party shall assign or subcontract any or all of its material obligations herein, including the provision of the services, to any third party except with the prior written consent of the other party, which consent may not be unreasonably withheld. Contractor shall however be entitled to assign or subcontract this agreement or the services to a fully qualified party affiliated with Contractor, in which case, the consent of


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      Company will not be required, the Contractor agreeing to provide notice of such assignment or subcontract.

11. RELATIONSHIP / INDEPENDENT CONTRACTOR. Nothing in this agreement shall be construed as establishing a partnership, joint venture or employer-employee or principal and agent relationship between contractor and company. Each party hereto is independent and may not, at any time or in any manner whatsoever bind or oblige the other except as may be expressly provided for in this agreement.

12. FORCE MAJEURE. Contractor shall not be liable or deemed to be in default for any delay or failure in performance under this agreement or the exhibits hereto to the extent such delay or failure is directly caused by fire, flood, explosion, war, embargo, government requirement, civil or military authority, act of god, labor disruption, regulatory or legislative intervention or other similar causes beyond its control and anticipation or foreseeability and without any fault or negligence or the delayed or non-performing party. In any such event, the contractor will be excused from the performance of such obligation affected by such event for so long as such circumstances prevail, provided that the contractor uses and continues to use best efforts to utilize alternative resources to recommence and/or maintain performance without further delay.

13. INDEMNITY. Each party (the `indemnifier') shall at all times defend, indemnify and hold harmless, both before the expiration or termination of this agreement and thereafter, the other party together with that other party's respective officers, directors, servants, agents, subcontractors and employees (together the `indemnified parties') from and against any allegations, claims, actions, proceedings, judgments and liabilities, losses, damages, costs and expenses, including reasonable legal fees and expenses (collectively `claims') incurred by or rendered against any or all of the indemnified parties by reason of this agreement or any breach by the indemnifier or its agent(s) and subcontractor(s) of any of their covenants, representations, warranties or obligations under this agreement except to the extent of any grossly negligent act or omission or willful misconduct by any indemnified parties. In additions to the foregoing, the aforesaid indemnity, as excepted, shall also apply to any claim on account of damage to property and injuries, including death, to all persons, arising from any occurrence caused by any negligent act or omission or willful misconduct of, or breach of any obligation, law or regulation by the indemnifier, or its agent(s) and subcontractor(s) thereof related to the performance of this agreement. The aforesaid indemnity, as excepted, shall also apply to any claim on account of any unauthorized disclosure or use of confidential information by


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      the  indemnifier  or any agent or  subcontractor  of either of them or any employee or other representative of any of them.

14. LIMITATION OF LIABILITY. Both parties agree that their total cumulative liability, if any, to the other party or any third party for damages related to this agreement, for any cause whatsoever, including damages arising directly or indirectly from a breach of this agreement (including a fundamental breach or otherwise), negligence, any act or omission of either party or its representatives, or under any other theory of law or equity will be limited to those damages actually proven as directly attributable to the other party. Notwithstanding anything to the contrary in this agreement, under no circumstances shall either party be liable to the other party or any third party for any indirect, special, consequential, incidental, economic or punitive damages, including, without limitation, loss of data, loss of income, loss of profit or failure to realize expected savings arising directly or indirectly from breach of contract (including fundamental breach or otherwise), negligence, any act or omission of either party or its representatives, or under any other theory of law or equity, even if the aggrieved party had been advised of, had acknowledge of, or reasonably could have foreseen, the possibility of such damages.

15.   MISCELLANEOUS

      15.1 Amendments. This Agreement shall not be amended except by written instrument signed by the parties hereto.

      15.2 Waiver. No indulgence or forbearance by any party hereunder shall be deemed to constitute a waiver of its right to insist on performance in full and in a timely manner of all terms, covenants or conditions of each of the other parties hereunder and any such waiver, in order to be binding upon a party, must be express and in writing and signed by such party and then such waiver shall be effective only in the specific instance and for the purpose for which it was given.

      15.3 Severability. If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable this entire Agreement, but rather such provision shall be modified or severed (as the case may be) so as to maintain to the maximum extent possible the benefits of the parties hereunder and the remaining provisions of this Agreement shall be unaffected thereby.

      15.4 Choice of Law and Choice of Forum. The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the Province of Quebec and the laws of Canada


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            applicable therein.  For the purposes of this Agreement,  Contractor and Company each submits to the exclusive jurisdiction of the courts of the Province of Quebec, judicial district of Montreal, in respect of all matters arising in relation to this Agreement.

      15.5 Entire Agreement. This Agreement, including all Exhibits attached hereto, incorporated in this Agreement by reference and deemed to be an integral part hereof, as the same are in effect from time to time, and the Non-Disclosure Agreement, constitute the entire agreement between Contractor and Company with respect to the subject matter hereof. Other than as expressly provided herein, both Contractor and Company agree that no prior or contemporaneous oral representations form any part of this Agreement. Additional or different terms inserted in this Agreement by a party, or deletions thereto, whether by alterations, addenda, or otherwise, shall be of no force and effect, unless expressly consented to by the other party in writing.

      15.6 Currency. Except as otherwise noted, all references to currency are deemed to mean US dollars.

      15.7 Notices. Any notice, demand or other communication which under the terms of this Agreement or under any statute must or may be given or made by Contractor or Company shall be in writing and shall be given or made, all in readable form to the recipient, by hand delivery, confirmed facsimile, or by overnight courier addressed to the respective parties as follows:

            If to Contractor, to:
                         Nordia Inc.
                         3100, Cote Vertu Blvd.
                         Suite 510
                         St-Laurent (Quebec)
                         H4R 2J8
                         Attention: President
                         Phone:
                         Fax:

            If to Company, to:
                         GoAmerica Communications Corp.
                         433 Hackensack Avenue
                         Hackensack, New Jersey  USA  07601
                         Attention: CEO (with a copy to General Counsel similarly addressed)
                         Phone:
                         Fax:


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            Such notice,  demand or  communication  shall be deemed to have been given or made when delivered in person or when received by confirmed facsimile, or other similar communication, or overnight courier, as the case may be. Any notice, demand or communication to a person other than the persons set forth in this Section shall be null and void and shall not be considered sufficient notice to bind the receiving party. The above addresses may be changed at any time by giving prior written notice as above provided. Any attempt to avoid receipt of notice shall be deemed as proper notice having been given. Any facsimile or other electronic communication transmitted other than during the recipient's regular business hours shall be deemed received on the recipient's first business day thereafter.

      15.8 Further Assurances. The parties shall with reasonable diligence hold all meetings, perform all acts, execute and deliver all documents and instruments, do all things and provide all such further reasonable assurance as may be reasonably necessary or desirable to give effect to the provisions of this Agreement.

      15.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which together, shall constitute one and the same Agreement.

      15.10 Language. The parties confirm that they have agreed that this Agreement and all documents relating thereto be drafted in English. Les parties confirment qu'elles ont accepte que la presente convention de meme que tous les documents s'y rattachant soient rediges en anglais.

SIGNED AT MONTREAL, ON JANUARY 26, 2005.

NORDIA INC.                                       GOAMERICA COMMUNICATIONS CORP.

Per: _____________________                        Per: _____________
     Paulette Beaudry-Klug                             Dan Luis, CEO


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                         AMENDMENT TO SERVICES AGREEMENT

This Amendment (this "Amendment") is entered into as of February 1, 2006, (the "Effective Date") by and between GoAmerica Communications Corp. ("GoAmerica"), with its principal place of business at 433 Hackensack Avenue, Hackensack, New Jersey, USA 07601, and Nordia Inc. ("Nordia") with its principal place of business at 3100 Cote-Vertu Boulevard, Suite 510, St-Laurent (Quebec) Canada H4R 2J8, collectively the "Parties".

                                   DEFINITIONS

All terms capitalized in the Agreement shall retain their same meaning herein. In the event of a conflict between the Services Agreement between the Parties, dated January 1, 2005 (the "Services Agreement") and this Amendment, this Amendment shall govern.

                                    AMENDMENT

Whereas the Parties have chosen to amend certain aspects of the Services Agreement (as amended, the "Agreement"), the Parties agree as follows:

      1.    Term and Termination of agreement.

                  a. Term: The term of the Agreement shall continue through the second anniversary of the Effective Date. During 2006, Nordia will be the sole supplier of the Services and GoAmerica will not provide competing service to Nordia in house unless the Agreement is terminated due to a Default as provided in Section 5.2 of the Services Agreement. In the event that the Agreement is not terminated (by either party in accordance to its terms), prior to 60 days in advance of the current term, the Agreement will automatically renew for an additional year.

                  b. Termination: Any termination of the Agreement should be as in Section 5 of the Services Agreement except either party may terminate upon thirty (30) days notice to the other in the event that the service is not financially viable to the terminating party. Except as outlined in sections 5.1 and 5.2 of the Services Agreement and this
                        Section 1 and providing that the SLA (Service Level Agreement) contemplated in Section 8 below is reasonably met,. GoAmerica agrees that it will not terminate the Agreement prior to the first (1st) of February 2007.

      2. Submission of Conversation Minutes to NECA. Exhibit A, Section 2.5 of the Services Agreement is hereby replaced entirely with Section 2 of this Amendment.

                  a. Conversation Minutes. Conversation Minutes shall be defined as minutes


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                        originating at GoAmerica's  Portal and processed through
                        the IRP, exclusive of time spent: (i) in queue (call is ringing, waiting for a live answer); (ii) by Nordia setting up inbound or outbound calls, (iii) by Nordia wrapping up calls, (iv) by Nordia explaining relay or relay procedures, or (v) on calls that reach numbers that are busy, receive no answer, or receive intercept messages for the called number.

                  b. GoAmerica Submission. Upon GoAmerica attaining requisite certification, GoAmerica will submit Conversation Minutes to the National Exchange Carrier Association ("NECA") each month (each a "GoAmerica Submission") with a copy to Nordia.

                  c. Nordia Submission. Until GoAmerica attains this certification, Nordia will submit Conversation Minutes to NECA on GoAmerica's behalf each month (each a "Nordia Submission"), with a copy to GoAmerica.

      3. Wind Down. The wind down period in Section 5.3 of the Services Agreement shall be revised to be up to one hundred twenty (120) days and shall be in addition to any notice period immediately preceding termination.

      4. Development Costs. The Parties understand that certain costs are associated with the development of Other Relay Types as defined in Exhibit A, Section 3 in the Services Agreement (as agreed pursuant to Section 7 of this Amendment, the "Development Costs"). Subject to the Service Credits and Compliance Penalties to be agreed to in the Service Level Agreement contemplated in Section 8 of this Amendment, Development Costs incurred after the Effective Date shall be divided and paid for by the Parties proportionally, according to each Party's share of the NECA reimbursement, as outlined in Section 5 of this Amendment Costs associated with modifying and/or expanding the content or frequency of management and call traffic reports, as discussed in Exhibit A, Section 4 of the Services Agreement, shall not be considered Development Costs and shall be borne entirely by Nordia.

      5. Consideration and Payment Terms. Exhibit B, Sections 1 and 2 of the Services Agreement is hereby replaced with the following terms:

                  a. Consideration. Subject to Section 5.d of this Amendment, in consideration of the Services provided by Nordia, Nordia shall be compensated monthly from reimbursements received for the Conversation Minutes submitted to NECA, whether a GoAmerica Submission or a Nordia Submission as defined above. This compensation will adjust monthly, relative to the total number of Conversation Minutes submitted in any given month, in the amounts outlined in the consideration table in Section 5.b of this


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                        Amendment  (the  "Consideration"),(1)   which  shall  be
                        reviewed and adjusted each time there is a change in NECA reimbursement rates. Any adjustment is to be
                        mutually  agreed  upon  by  the  Parties.   The  Parties
                        acknowledge   that,   based   on   prior   years,   NECA
                        reimbursement rates are likely to decrease as of July 1, 2006 and July 1, 2007.

                  b.    Consideration Table.

                         ------------------------------- -----------------------
                         Total Conversation Minutes      Total Consideration
                         Submitted in a Month            (U. S. Dollars per
                                                         Conversation Minute)
                         ------------------------------- -----------------------

                  c.    Payment Terms.

                        i. In the event of a GoAmerica Submission, Nordia will invoice GoAmerica for the Consideration each month. The Consideration is to be paid to Nordia by GoAmerica no more than five (5) days after the date GoAmerica receives the reimbursement from NECA.

                        ii. In the event of a Nordia Submission, GoAmerica will invoice Nordia each month for the difference between the NECA reimbursement it receives and the Consideration. This amount is to be paid to GoAmerica by Nordia no more than five (5) days after the date Nordia receives the reimbursement from NECA.

                  d.    Consideration Adjustments.

                        i. Foreign Exchange Rate. The Consideration assumes the Foreign Exchange rate between the U.S. dollar and the Canadian Dollar remains within a range of CDN$ to CDN$. In the event the average Foreign Exchange rate of any given month falls outside of this range, the Consideration will be prorated based on an exchange rate of CDN$ for that same month.

                  e. Performance Discounts. Notwithstanding any other change(s) to the Consideration during the term of the Agreement, the Parties agree to negotiate discounts that shall reduce the Consideration based on the number of Conversation Minutes generated by GoAmerica's Portal (each a "Performance Discount"). Negotiations shall begin at and be effective as of the first point GoAmerica generates one million (1,000,000) Conversation Minutes in any given month through its Portal. Regardless, starting with the sixtieth (60th) day before the first (1st) anniversary of the

----------
(1) For example, if 405,000 minutes were submitted to NECA in a given month, the total Consideration to be paid to Nordia that month would be equal to 405,000 X US$0.9725, or US$393,862.50. Likewise, if the total number of minutes submitted to NECA in a given month was 695,000, the total Consideration to be paid to Nordia that month would be equal to 695,000 X US$0.8775, or US$609,862.50.

                        Effective Date, the parties agree to review pricing for 2007. Pricing, up or down, will not change without agreement by both parties.

      6. Marketing Development Funds. Nordia will help Go America defray a portion of the costs associated with increasing the number of
            Conversation Minutes through GoAmerica's Portal by providing GoAmerica with certain marketing development funds throughout the term of the Agreement unless and until a party provides proper notice of termination pursuant to the Agreement. Nordia will pay Go America US Dollars, not to exceed a certain Canadian to US Dollar exchange rate, for each three month period starting with the Effective Date. Payments will be made on a monthly basis for every three month term where each payment will be of US Dollars and will be paid every 15Th day of the month. In order to trigger these payments, GoAmerica must supply Nordia with the Marketing Development Plan that shows a minimum of US Dollars will be spent for that same three month period. Marketing Development Plan will be supplied to Nordia by Go America no later than five (5) days after the 1st day of each three month period. In the event that the Marketing Development Plan is received by Nordia later than the fifth day of any three month period, payment will be made 30 days following receipt of the plan.

      7. Product Development Requirements. Nordia acknowledges that GoAmerica's reputation and its Portal brand are adversely impacted by delays in the availability of agreed upon enhancements to the Portal ("Product Development Delays"). Therefore, for each product development project initiated by GoAmerica, Nordia and GoAmerica will execute a Product Development Agreement (a "PDA") in advance of beginning a project and within a time period mutually agreed upon by the Parties. Each PDA will outline: (i) product specifications; (ii) project milestones; (iii) project timelines and deliverables; (iv) intellectual property arrangements; (v) total costs associated in completing the project; and (vi) penalties associated with missing milestones and/or timelines and/or other Product Development Delays.

      8. Service Level Agreement and Forecasts. The Parties agree to establish a Service Level Agreement and forecast provisions no later than April 14, 2006, which shall also be deemed effective as of the Effective Date.

Nordia Inc.                                       GoAmerica Communications Corp.

________________________                          ______________________________
Bernard Durocher, EVP                             Joe Karp, VP Marketing

                                      -13-